Exhibit 99.1



To the Holders of
Trust Certificates (TRUCs), Series 2001-1
*CUSIP: 89826R204

In accordance with Section 4.03 of the Standard Terms for Trust Agreements dated as of June 19, 2001 as supplemented by the Series Supplement Trust Certificates (TRUCs) Series 2001-1 Trust dated as of June 19, 2001 between Bear Stearns Depositor Inc., as Depositor, and U.S. Bank Trust National Association, as Trustee, U.S. Bank Trust National Association, as Trustee of the Trust Certificates (TRUCs), Series 2001-1 Trust hereby gives notice with respect to the distribution occurring on March 15, 2006 (the "Distribution Date") as follows:

(i) the amount received by the Trustee in respect of principal, interest and premium on the Underlying Securities during the period ending on the Distribution Date is as follows:

           Principal:                   $                      0.00
           Premium:                     $                      0.00
           Interest:                    $                936,000.00

(ii) the amount of the distribution on the Distribution Date to holders of TRUCs allocable to principal of and premium, if any, and interest or dividends was as follows:

                                                               Class A-1
           Principal:                            $                    0.00
           Premium:                              $                    0.00
           Interest:                             $                    0.00
           Dividends:                            $              931,250.00
           Dividends Per $25 unit:               $                 0.93125

(iii) the Trustee received no compensation from the Trust for the period relating to the Distribution Date; however, $4,750.00 (or $0.004750 per $25 unit) was remitted to the Depositor for the payment of Trust Expenses in accordance with Section 5 (a) (i) (3) of the Series Supplement.

(iv) the Underlying Securities are $28,800,000 principal amount of AT&T Corp. 6.50% Notes due March 15, 2029 (*CUSIP: 001957AW9). Neither Bear Stearns Depositor Inc. nor the Trustee has participated in the preparation of any reports, or made any due diligence investigation with respect to any information provided with respect to AT&T Corp. in any filings or other publicly available documents or other reports. Neither Bear Stearns Depositor Inc. nor the Trustee has verified the accuracy or completeness of such documents or reports. There can be no assurance that events affecting AT&T Corp. or the Underlying Securities have not occurred or have not yet been publicly disclosed which would affect the accuracy or completeness of the publicly available documents described above.



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(v)   the aggregate Certificate Principal Balance of the TRUCs at the close of business on the Distribution Date was as set forth below:

      -------------------------------------------------------------------------
      Class A-1                                     Class A-2

      $25,000,000 (1,000,000 $25 units)             $3,800,000
      -------------------------------------------------------------------------



U.S. Bank Trust National Association, as Trustee
March 15, 2006

*The Trustee shall not be held responsible for the selection or use of the CUSIP numbers nor is any representation made as to its correctness. It is included solely for the convenience of the Holders.